Exhibit 10.18

VIVINT SOLAR, INC.

INVOLUNTARY TERMINATION PROTECTION AGREEMENT

THIS INVOLUNTARY TERMINATION PROTECTION AGREEMENT (this “Agreement”) is made and entered into by and between David Bywater (“Executive”) and Vivint Solar, Inc. (the “Company”), effective as of December 14, 2016 (the “Effective Date”).

RECITALS

The Board of Directors of the Company (the “Board”) believes that it is in the best interest of the Company and its stockholders to assure that the Company shall have the continued dedication and objectivity of Executive, to provide Executive with an incentive to continue Executive’s employment with the Company, and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

The Board believes that it is important to provide Executive with certain severance benefits upon Executive’s termination of employment under certain circumstances. These benefits shall provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants contained herein, the Company and Executive hereby agree as follows:

1.Term of Agreement. This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, including (without limitation) any termination for Cause, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or as may otherwise be available in accordance with the Company’s established employee plans that provide benefits other than in the nature of severance or separation pay.

3.Severance Benefits.

(a)Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive other than for Good Reason, or (ii) for Cause by the Company, then Executive shall not be entitled to receive any payment other than accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company’s established employee plans, policies, and arrangements that provide benefits other than in the nature of severance or separation pay (“Accrued Compensation”).

(b)Involuntary Termination other than for Cause or Voluntary Termination for Good Reason outside of the Change of Control Period. If, outside of the Change of Control Period, (i) the Company terminates Executive’s employment with the Company other than for Cause (excluding by reason of death or Disability) or (ii) if Executive resigns from such employment for Good Reason, then subject to Section 4 below and in addition to any Accrued Compensation, Executive shall receive the following:

(i)Non-COC Severance Payment. Executive shall be paid an amount equal to 1.5x the sum of (A) Executive’s base salary rate, as then in effect, less $10,000, plus (B) (i) if Executive has been employed with the Company for at least one year as of the date of Executive’s termination of employment, the average of performance bonuses paid to Executive for each year Executive was employed by the Company during the 3-year period immediately preceding the date of Executive’s termination of employment or (ii) if Executive has been employed with the Company for less than one year as of the date of Executive’s termination of employment, Executive’s target annual performance bonus, in effect for the Company’s fiscal year in which Executive’s employment with the Company terminates (the “Non-COC Severance”). The Non-COC Severance will be paid, less applicable withholdings, in equal installments over a period of 18 months following the date Executive’s employment with the Company terminates (the “Non-COC Severance Period”), with the first payment to be made on the 61st day following Executive’s termination of employment (and to include any severance payments that otherwise would have been paid to Executive within the 60 days following the date of Executive’s termination of employment), with any remaining payments paid in accordance with the Company’s normal payroll practices for the remainder of the Non-COC Severance Period.

(ii)Non-COC Additional Bonus Payment. Executive shall be paid an amount equal to a pro-rata portion of the annual bonus paid to Executive in respect of the fiscal year which ended prior to the fiscal year that contained the date of Executive’s termination of employment; provided, however, that if the duration of Executive’s employment with the Company in the prior fiscal year did not entitle Executive to annual bonus for that fiscal year, such pro-rata portion instead will be determined using Executive’s target annual bonus in the fiscal year that contained the date of Executive’s termination of employment (the “Non-COC Additional Bonus”).  The pro-rata portion will be based on the number of days that elapsed in the fiscal year between the first day of the fiscal year and the date of Executive’s termination of employment compared to 365. This Non-COC Additional Bonus will be paid, less applicable withholdings, in equal installments over the Non-COC Severance Period, with the first payment to be made on the 61st day following Executive’s termination of employment (and to include any Non-COC Additional Bonus amount that otherwise would have been paid to Executive within the 60 days following the date of Executive’s termination of employment), with any remaining payments paid in accordance with the Company’s normal payroll practices for the remainder of the Non-COC Severance Period.

(iii)Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) the end of the Non-COC Severance Period or (B) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the first sentence of this Section 3(b)(iii), if, at the time of Executive’s termination of employment, it would result in a Company excise tax to reimburse Executive for the COBRA premiums than no such premiums will be reimbursed and if do so would not cause imposition of an excise tax, Executive will be paid a single lump sum of $36,000.

(c)Involuntary Termination other than for Cause or Voluntary Termination for Good Reason within the Change of Control Period. If, within the Change of Control Period, (i) the Company terminates Executive’s employment without Cause (excluding by reason of death or Disability) or (ii) Executive terminates Executive’s employment with the Company for Good Reason, then, subject to Section 4 below and in addition to any Accrued Compensation, Executive shall receive the following severance from the Company:

(i)COC Severance Payment. Executive shall be paid an amount equal to 2.0x the sum of (A) Executive’s base salary rate, as then in effect, less $10,000 plus (B) (i) if Executive has been employed with the Company for at least one year as of the date of Executive’s termination of employment, the average of the performance bonuses paid to Executive for each year Executive was employed by the Company during the 3-year period immediately preceding the date of Executive’s termination of employment or (ii) if Executive has been employed with the Company for less than one year as of the date of Executive’s termination of employment, Executive’s target annual performance bonus, in effect for the Company’s fiscal year in which Executive’s employment with the Company terminates (the “COC Severance”). The COC Severance will be paid, less applicable withholdings, in a lump sum on the 61st day following Executive’s termination of employment. For the avoidance of doubt, if (x) Executive incurred a termination prior to a Change of Control that qualifies Executive for severance payments under Section 3(b)(i) above; and (y) a Change of Control occurs within six months following Executive’s termination of employment that qualifies Executive for the superior benefits under this Section 3(c)(i), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 3(c)(i), less amounts already paid under Section 3(b)(i) above.

(ii)COC Additional Bonus Payment. Executive shall be paid an amount equal to a pro-rata portion of the annual performance bonus that would have been paid to Executive had Executive been employed by the Company for the entire fiscal year that contained the date of Executive’s termination of employment, based on actual performance for such fiscal year (and assuming that any performance objectives that are based on individual performance are achieved at target levels) (the “COC Additional Bonus”). This COC Bonus Severance will be paid in a lump sum, less applicable withholdings, at the same time as annual performance bonuses are paid to other Company executives. For the avoidance of doubt, if (x) Executive incurred a termination prior to a Change of Control that qualifies Executive for severance payments under Section 3(a)(ii) above; and (y) a Change of Control occurs within six months following Executive’s termination of employment that qualifies Executive for superior benefits under this Section 3(c)(ii), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 3(c)(ii), less amounts already paid under Section 3(b)(ii) above, but in no case less than $0.

(iii)Equity Compensation Acceleration. 100% of Executive’s then unvested outstanding stock options, restricted stock units and other Company equity compensation awards, including any equity awards transferred to Executive’s estate planning vehicles (the “Equity Compensation Awards”) shall immediately vest and become exercisable. In the case of equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels. Any Company stock options and stock appreciation rights shall thereafter remain exercisable following Executive’s employment termination for the period prescribed in the respective option and stock appreciation right agreements.

(iv)Continued Employee Benefits. If Executive elects continuation coverage pursuant to the COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) the end of 18 months or (B) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the first sentence of this Section 3(c)(iv), if, at the time of Executive’s termination of employment, it would result in a Company excise tax to reimburse Executive for the COBRA premiums than no such premiums will be reimbursed and if do so would not cause imposition of an excise tax, Executive will be paid a single lump sum of $36,000.

(d)Termination for Death or Disability. If Executive’s employment is terminated as a result of Executive’s Disability or death, Executive (or Executive’s estate) shall not be entitled to receive any payment other than Accrued Compensation.

(e)Exclusive Remedy. In the event of a termination of Executive’s employment, the provisions of Section 3 are intended to be and are exclusive an in lieu of any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort, or contract, in equity, or under this Agreement (other than the payment of Accrued Compensation). For the avoidance of doubt, Executive shall in no circumstances be entitled to both benefits pursuant to Section 3(b) and the benefits pursuant to Section 3(c), except as specifically set out in Section 3(c). Executive will be entitled to no benefits, compensation, or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 3 of this Agreement.

4.Conditional Nature of Severance Payments and Benefits.

(a)Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in substantially the form attached hereto as Exhibit A (the “Release”), which must become effective and irrevocable no later than the 60th day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive shall forfeit any right to severance payments or benefits under this Agreement. In no event shall severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable. Any severance payments or benefits under this Agreement will be paid, or, in the case of installments, will commence, on the first regularly scheduled payroll date following the date the Release becomes effective and irrevocable, or if later, such time as required by Section 4(c)(iii) below.

(b)Restrictive Covenants. During the term of Executive’s employment and for the Restricted Period, Executive shall comply with the restrictive covenants set forth on Appendix A (collectively, the “Restrictive Covenants”). Executive’s receipt of any payments or benefits under Section 3 shall be subject to Executive continuing to comply with the terms of the Restrictive Covenants.

(c)Section 409A.

(i)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred  Payments”) shall be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9) shall be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)It is intended that none of the severance payments under this Agreement will constitute “Deferred Payments” but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 4(c)(iv) below or resulting from an involuntary separation from service as described in Section 4(c)(v) below. However, any severance payments or benefits under this Agreement that would be considered Deferred Payments shall be paid on, or, in the case of installments, shall not commence until, the 61st day following Executive’s separation from service, or, if later, such time as required by Section 4(c)(iii). Except as required by Section 4(c)(iii), any installment payments that would have been made to Executive during the 60 day period immediately following Executive’s separation from service but for the preceding sentence shall be paid to Executive on the 61st day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six months following Executive’s separation from service, shall become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments shall be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes of Section 4(c)(i) above.

(v)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Payments for purposes of Section 4(c)(i)above.

(vi)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any tax obligations incurred by Executive as a result of the application of Section 409A.

5.Golden Parachute Excise Tax Best Results. In the event that the severance and other benefits provided for in this agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Code Section 280G and (b) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall be either:

(i)delivered in full, or

(ii)delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Code Section 4999. Unless the Company and Executive otherwise agree in writing, the determination of Executive’s excise tax liability and the amount required to be paid under this Section 5 shall be made in writing by a nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”). For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive shall furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 5. Any reduction in payments and/or benefits required by this Section 5 shall occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (iii) cancellation of accelerated vesting of equity awards; or (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. If two or more equity compensation awards are granted on the same date, each award shall be reduced on a pro-rata basis.

6.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)Cause. “Cause” means any of the following occurring during Executive’s employment by the Company (except with respect to clause (v) below): (i) material personal dishonesty by Executive involving Company business or participation in a fraud against the Company, or Executive’s breach of Executive’s fiduciary duty to Company; (ii) Executive’s indictment or conviction of a felony or other crime involving moral turpitude or dishonesty; (iii) Executive’s willful material refusal to comply with the lawful requests made of Executive by the Board reasonably related to Executive’s employment by the Company and the performance of Executive’s duties with respect thereto (but which shall not include a request to waive or amend any portion of this Agreement or terminate this Agreement or to consent to an action that would result in Executive’s loss of a right under this Agreement); (iv) Executive’s material violation of the Company’s policies, after written notice to Executive and an opportunity to be heard by the Board and Executive’s failure to fully cure such violations within a reasonable period of time of not less than 30 days after such hearing; (v) Executive’s threats or acts of violence in the workplace; (vi) Executive’s unlawful harassment in the course of any business activity of any employee or independent contractor of the Company; (vii) Executive’s theft or unauthorized conversion by or transfer of any Company asset or business opportunity to Executive or any third party; and (viii) a material breach by Executive of any material provision of this Agreement or any other agreement with the Company after written notice to Executive and an opportunity to be heard by the Board and Executive’s failure to fully cure such breach within a reasonable period of time of not less than 30 days after such hearing.

(b)Change of Control. “Change of Control” means the occurrence of any of the following events:

(i)Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; or

(ii)Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person shall not be considered a Change of Control; or

(iii)Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For these purposes, persons shall be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not constitute a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c)Change of Control Period. “Change of Control Period” means the period beginning on the date six months prior to, and ending on the date that is 18 months following, a Change of Control.

(d)Disability. “Disability” means that Executive has been unable to perform Executive’s duties at the Company as the result of Executive’s incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(e)Good Reason. “Good Reason” means Executive’s resignation within 90 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent:

(i)a material diminution in Executive’s title, duties, authority, reporting position or responsibilities measured in the aggregate; or

(ii)a material reduction of Executive’s base compensation (in other words, a material reduction in Executive’s base salary or target bonus opportunity) as in effect immediately prior to such reduction, other than reductions implemented as part of an overall Company-wide reduction program that is applied similarly to all executive officers and is no more than 20%; or

(iii)a material change in the geographic location at which Executive must perform services (in other words, Executive’s relocation to a facility or an office location more than a seventy-five (75)-mile radius from Executive’s then current location); or

(iv)a material breach by the Company of a material provision of any material agreement between Executive and the Company.

Notwithstanding the foregoing, Executive agrees not to resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable cure period of thirty (30) days following the date of such notice.

(f)Restricted Period. “Restricted Period” means a period of 12 months following the date of Executive’s termination of employment; provided, however, that if Executive’s termination of employment occurs under the circumstances giving rise to payment under Section 3(b) of this Agreement, the Restricted Period will equal the Non-COC Severance Period.

7.Successors.

(a)The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.Notice.

(a)General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Executive, at Executive’s last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention:  Secretary), or in any such case at such other address as a party may designate by 10 days’ advance written notice to the other party pursuant to the provisions above.

(b)Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or Disability or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) above. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Disability shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

9.Miscellaneous Provisions.

(a)No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including Executive’s employment signed offer letter with the Company in effect as of the Effective Date.  This Agreement may not be altered, modified, or amended, nor may any subsequent equity awards granted to Executive have less favorable change in control or severance protection unless such amendment or subsequent document is in writing signed by Executive and specifically referencing this Section 9(d).

(e)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Utah, without regard to the choice-of-law provisions. The Utah state courts in Provo, Utah and/or the United States District Court for the District of Utah, located in Provo, Utah, shall have exclusive jurisdiction and venue over all controversies relating to or arising out of this Agreement. Executive hereby expressly consents to the exclusive jurisdiction and venue of the state courts in Utah County, Utah and/or the United States District Court for the District of Utah, located in Provo, Utah for any disputes arising out of or relating to this Agreement.

(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)Tax Withholding. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(h)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, to be effective as of the Effective Date.

COMPANY	VIVINT SOLAR, INC.

By:/s/ Dana C. Russell

Dana C. Russell

Chief Financial Officer

EXECUTIVE

By:/s/ David Bywater

David Bywater

APPENDIX A
Restrictive Covenants

This Appendix A shall supplement the terms of the Involuntary Termination Protection Agreement (the “Agreement”). Unless otherwise defined below, capitalized terms used herein shall have the meaning prescribed to them under the Agreement.

1.	Noncompetition; Nonsolicitation; Nondisparagement.

(a)Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(b)During Executive’s Employment with the Company or its Affiliates (the “Employment Term”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Executive (or his direct reports) had personal contact or dealings on behalf of the Company.

(i)Unless Executive was employed in California, North Dakota, or Oklahoma, during the Restricted Period, Executive will not directly or indirectly:

(A)engage in the Business anywhere in the United States, or in any geographical area that is within 100 miles of any geographical area where the Restricted Group engages in the Business, including, for the avoidance of doubt, by entering into the employment of or rending any services to a Core Competitor, except where such employment or services do not relate in any manner to the Business;

(B)acquire a financial interest in, or otherwise become actively involved with, any Person engaged in the Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant;

(C)intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors; or

(D)solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Executive (or his direct reports) had personal contact or dealings on behalf of the Company.

(ii)Notwithstanding anything to the contrary in this Appendix A, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Core Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(iii)During the Employment Term and the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;

(B)hire any executive-level employee, key personnel, or manager-level employee (i.e., any operations manager or district sales manager) who was employed by the Restricted Group as of the date of Executive’s termination of employment with the Company or who left the employment of the Restricted

Group coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company; or

(C)encourage any consultant of the Restricted Group to cease working with the Restricted Group.

(iv)For purposes of this Agreement:

(A)“Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(B)“Business” shall mean (1) origination, installation, or monitoring services related to residential or commercial security, life-safety, energy management or home automation services, (2) installation or servicing of residential or commercial solar panels or sale of electricity generated by solar panels, (3) design, engineering or manufacturing of technology or products related to residential or commercial security, life-safety, energy management or home automation services and/or (4) provision of wireless voice or data services, including internet, into the home.

(C)“Core Competitor” shall mean ADT Security Services/Tyco Integrated Security, Security Networks, LLC, Protection 1, Inc., Protect America, Inc., Stanley Security Solutions, Inc., Vector Security, Inc., Slomins, Inc., Monitronics International, Inc., Life Alert, Comcast Corporation, Time Warner, Inc., AT&T Inc., Verizon Communications, Inc., DISH Network Corp., DIRECTV, Pinnacle, JAB Wireless, Inc., Clearwire Corporation, CenturyLink, Inc., Cox Communication, Inc. and any of their respective Affiliates and current or future dealers, and Sungevity, Inc., RPS, Sunrun Inc., Solar City Corporation, Clean Power Finance, SunPower Corporation, Corbin Solar Solutions LLC, Galkos Construction, Inc., Zing Solar, Terrawatt, Inc. and any of their respective Affiliates or current or future dealers.

(D)“Restricted Group” shall mean, collectively, the Company and its subsidiaries and, to the extent engaged in the Business, their respective Affiliates (including The Blackstone Group L.P. and its Affiliates).

(c)During the Employment Term and the three-year period beginning immediately following the Employment Term, Executive agrees not to make, or cause any other person to make, any communication that is intended to criticize or disparage, or has the effect of criticizing or disparaging, the Company or any of its affiliates, agents or advisors (or any of its or their respective employees, officers or directors (it being understood that comments made in Executive’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this Agreement).  Nothing set forth herein shall be interpreted to prohibit Executive from responding truthfully to incorrect public statements, making truthful statements when required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization.  In addition, nothing set forth herein (or in any other Company document, policy, or agreement) limits or prohibits Executive from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company (such actions, the “Protected Activity”). Notwithstanding, in making any such disclosures or communications, Executive must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may

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constitute Confidential Information to any parties other than the Government Agencies. Executive is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.

(d)It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against Executive, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(e)The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(f)The provisions of Section 1 hereof shall survive the termination of Executive’s employment for any reason.

2.	Confidentiality; Intellectual Property.

(a)Confidentiality.

(i)Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) unless Executive is engaging in Protected Activity, disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than Executive’s professional advisers who are bound by confidentiality obligations or otherwise in performance of Executive’s duties under Executive’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information --including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation of which Executive has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c) Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)Except as required by law, or unless Executive is engaging in Protected Activity, Executive will not disclose to anyone, other than Executive’s family (it being understood that, in this Agreement, the term “family” refers to Executive, Executive’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of this Appendix A. This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed) unless Executive is engaging in Protected Activity.

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(iv)Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or Affiliates; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(b)Intellectual Property.

(i)If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all of Executive’s right, title, and interest therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, other intellectual property laws, and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. If Executive creates any written records (in the form of notes, sketches, drawings, or any other tangible form or media) of any Company Works, Executive will keep and maintain same. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(ii)Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.

(iii)Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Executive, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.

(iv)The provisions of Section 2 hereof shall survive the termination of Executive’s employment for any reason.

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EXHIBIT A

FORM OF RELEASE OF CLAIMS

RELEASE OF CLAIMS

This Release of Claims (this “Agreement”) is made by and between Vivint Solar, Inc. (the “Company”), and David Bywater (“Executive”).  The Company and Executive are sometimes collectively referred to herein as the “Parties” and individually referred to as a “Party”.

RECITALS

WHEREAS, Executive was employed by the Company until _______ __, 20__, when Executive’s employment was terminated (“Termination Date”);

WHEREAS, Executive signed an [At-Will Employment, Proprietary Information, Invention Assignment, and Arbitration Agreement] with the Company, effective as of _______________ (the “Proprietary Rights Agreement”);

WHEREAS, in accordance with Section 3[(b)]/[(c)] of that certain Involuntary Termination Protection Agreement between the Company and Executive, effective as of _____________ (the “Termination Agreement”), Executive has agreed to enter into and not revoke a standard release of claims in favor of the Company as a condition to receiving the severance benefits described in the Termination Agreement; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment relationship with the Company and the termination of that relationship.

NOW THEREFORE, for good and valuable consideration, including the mutual promises and covenants made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.Termination.  Executive’s employment with the Company terminated on the Termination Date.

2.Payment of Salary and Receipt of All Benefits.  Executive acknowledges and represents that, other than the consideration to be paid in accordance with the terms and conditions of the Termination Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, draws, stock, stock options or other equity awards (including restricted stock unit awards), vesting, and any and all other benefits and compensation due to Executive and that no other reimbursements or compensation are owed to Executive.

3.Release of Claims.  Executive agrees that the consideration to be paid in accordance with the terms and conditions of the Termination Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, Executives, agents, investors, attorneys, stockholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation the following:

(a)any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Utah Antidiscrimination Act; the California Family Rights Act; the California Equal Pay Law; the California Unruh Civil Rights Act; the California Workers’ Compensation Act; the California Labor Code; and the California Fair Employment and Housing Act; the Utah Antidiscrimination Act;

(e)any and all claims for violation of the federal, or any state, constitution;

(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h)any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section 3 (the “Release”) shall be and remain in effect in all respects as a complete general release as to the matters released.  The Release does not extend to any severance obligations due Executive under the Termination Agreement.  The Release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company).  Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 3.  Nothing in this Agreement waives Executive’s (i) rights under that certain Indemnification Agreement between the Company and Executive, effective as of [DATE] (the “Indemnification Agreement”), or (ii) rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

4.Acknowledgment of Waiver of Claims under ADEA.  Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least 21 days within which to consider this Agreement; (c) Executive has 7 days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Agreement and delivers it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.  Executive acknowledges and understands that revocation must be accomplished by a written notification to the Chief Legal Officer of the Company that is received prior to the Effective Date.

5.Unknown Claims.  Executive acknowledges that Executive has been advised to consult with legal counsel and that Executive is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Executive’s favor at the time of executing the release, which, if known by Executive, must have materially affected Executive’s settlement with the releasee.  Executive, being aware of this principle, agrees to expressly waive any rights Executive may have to that effect, as well as under any other statute or common law principles of similar effect.

6.No Pending or Future Lawsuits.  Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees.  Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.  Executive confirms that Executive has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Executive or any other present or former Company employees, including violations of the federal and state securities laws or the Sarbanes-Oxley Act of 2002.

7.Confidential Information.  Executive reaffirms and agrees to observe and abide by the terms of the Proprietary Rights Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, which agreement shall continue in force; provided, however, that: (a) as to any provisions regarding competition contained in the Proprietary Rights Agreement that conflict with the provisions regarding competition contained in Appendix A of the Termination

Agreement, the provisions of Appendix A of the Termination Agreement shall control; (b) as to any provisions regarding solicitation of employees contained in Appendix A of the Proprietary Rights Agreement that conflict with the provisions regarding solicitation of employees contained in this Agreement, the provisions of Appendix A of the Termination Agreement shall control.

8.Return of Company Property; Passwords and Password-protected Documents.  Executive confirms that Executive has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in Executive’s possession or control.  Executive further confirms that Executive has cancelled all accounts for Executive’s benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.  Executive also confirms that Executive has delivered all passwords in use by Executive at the time of Executive’s termination, a list of any documents that Executive created or of which Executive is otherwise aware that are password-protected, along with the password(s) necessary to access such password-protected documents.

9.No Cooperation.  Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement.  Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide any such counsel or assistance.

10.Breach.  In addition to the rights provided in the Section 11 below, Executive acknowledges and agrees that any material breach of this Agreement (unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA), or of any provision of the Proprietary Rights Agreement, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by Executive under this Agreement and the Proprietary Rights Agreement.

11.Attorneys’ Fees.  In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

12.No Admission of Liability.  Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

13.Noncompetition/Nonsolicitation/Nondisparagement.  Executive agrees to adhere to the noncompetition, nonsolictiation, and the nondisparagement restrictions set forth in Appendix A of the Termination Agreement.

14.Protected Activity Not Prohibited.  Nothing in this Agreement limits or prohibits Executive from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, Executive must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. Executive is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.

15.Costs.  The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement.

16.Arbitration.  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN UTAH COUNTY IN THE STATE OF UTAH, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”).  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH UTAH LAW, INCLUDING THE UTAH RULES OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL UTAH LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH UTAH LAW, UTAH LAW SHALL TAKE PRECEDENCE.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION 16 WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.  SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

17.Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18.No Representations.  Executive represents that Executive has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Executive has relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

19.Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

20.Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Proprietary Rights Agreement, the Termination Agreement, the Indemnification Agreement, and Executive’s written equity compensation agreements with the Company.

21.No Oral Modification.  This Agreement may only be amended in writing signed by Executive and the Chairman of the Compensation Committee of the Board of Directors of the Company.

22.Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Utah, without regard to the choice-of-law provisions.  The Utah state courts located in Utah County, Utah and/or the United States District Court for the District of Utah, located in Provo, Utah, shall have exclusive jurisdiction and venue over all controversies relating to or arising out of this Agreement.  Executive hereby expressly consents to the exclusive jurisdiction and venue of the Utah state courts in Utah County, Utah and/or the United States District Court for the District of Utah for any disputes arising out of or relating to this Agreement.

23.Effective Date.  Executive understands that this Agreement shall be null and void if not executed by Executive within 21 days.   Each Party has seven days after that Party signs this Agreement to revoke it.  This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

24.Counterparts.  This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

25.Voluntary Execution of Agreement.  Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees.  Executive expressly acknowledges that:

(a)	Executive has read this Agreement;
(b)	Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)	Executive understands the terms and consequences of this Agreement and of the releases it contains; and
(d)	Executive is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

COMPANY	VIVINT SOLAR, INC.
By:
Name:
Title:
Dated:
EXECUTIVE	David Bywater, an individual

(Signature)

Dated: